Filed pursuant to Rule 424(b)(3)
File No. 333-266945

PROSPECTUS SUPPLEMENT
(To Prospectus dated April 28, 2023, as supplemented)

Breakwave Tanker Shipping ETF

This supplement is to the prospectus (the “Prospectus”) of ETF Managers Group Commodity Trust I (the “Trust”) dated April 28, 2023, which relates to shares (the “Shares”) issued by the Breakwave Tanker Shipping ETF (the “Fund”), a series of the Trust. The Shares have previously been registered under the Securities Act of 1933, as amended, on a registration statement bearing File No. 333-266945. Capitalized terms used but not defined herein shall have the meanings assigned to them by the Prospectus. This Prospectus supplement should be read in its entirety and kept together with your Prospectus for future reference.

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As previously disclosed, ETF Managers Capital LLC (the “Sponsor”) will withdraw as Sponsor of the Trust, and the Fund, and has appointed Amplify Investments LLC (“Amplify”) to serve as sponsor of the Trust (the “Sponsor Replacement”). It is expected that the Sponsor Replacement will take effect during the first quarter of 2024. After the Sponsor Replacement, Amplify will serve as sole sponsor of the Trust and intends to carry on the business of the Trust and the Fund.

There is no guarantee that the Sponsor Replacement will be completed within the expected time frame, or at all.

Accordingly, the section of the prospectus titled “Change in Control” is hereby deleted and replaced with the following:

Change in Control

The Sponsor intends to withdraw as sponsor of the Trust and the Fund and appoint Amplify Investments LLC, or an affiliate (“Amplify”), to serve as sponsor of the Trust, commencing upon the resignation of the Sponsor (the “Sponsor Replacement”). Amplify will thereafter serve as sole sponsor of the Trust and intends to carry on the business of the Trust and the Fund. It is expected that the Sponsor Replacement will occur during the first quarter of 2024, subject to certain conditions, including, but not limited to, a post-effective amendment to the Fund’s registration statement being declared effective by the SEC. It is not expected that the Sponsor Replacement will affect the Trust, its shareholders or an investment in the Fund’s shares in any way.

The date of this prospectus supplement is December 28, 2023